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                                                  EXHIBIT 1




                              June 4, 1993



Carolco Pictures Inc.
8800 Sunset Boulevard
Los Angeles, California  90069

     Re: 10% Convertible Subordinated Debentures due 2006 (the "10% Debentures") and Series D Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") (collectively, the "Securities") of Carolco Pictures Inc.

Dear Sirs:

     On May 7, 1993, Carolco Pictures Inc., a Delaware corporation ("Carolco"), filed Amendment No. 1 to its Registration Statement on Form S-1 (Registration Number 33-56380) (as amended, the "Registration Statement") with the Securities and Exchange Commission ("SEC"). The Registration Statement includes a preliminary Prospectus, Offer to Purchase, Consent Statement, Proxy Statement and Solicitation of Acceptances of Prepackaged Plan of Reorganization (the "Prospectus") relating to the proposed financial restructuring (the "Restructuring") of Carolco, which includes the recapitalization of Carolco through either (i) the proposed exchange of all of Carolco's outstanding debt securities and preferred stock as well as the cash sales of a new series of preferred stock and new debt securities, or (ii) a prepackaged plan of reorganization (the "Prepackaged Plan") pursuant to Chapter 11 of the United States Bankruptcy Code encompassing generally the same elements as the foregoing.

     The terms of the Restructuring are as set forth in the Prospectus, except that (i) the holders of Carolco 13% Senior Subordinated Notes due 1996 (the "13% Senior Subordinated Notes") will be offered $1,000 in principal amount of 13%/12% Reducing Rate Senior Subordinated Notes (the "New Senior Subordinated Notes") for each $1,000 principal amount of outstanding 13% Notes, (ii) the holders of Carolco 14% Senior Notes due 1993 (the "14% Notes") will be offered $1,000 in principal amount of 11.5%/10% Reducing Rate Senior Notes (the "New Senior Notes") for each $1,000 principal amount of outstanding 14% Notes, and
(iii) pursuant to the Prepackaged Plan, Carolco would exchange the same consideration set forth in clauses (i) and (ii) of this paragraph for all the outstanding 13% Notes and outstanding 14% Notes. The terms of the New Senior Notes and the New Senior

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Subordinated Notes are set forth in Exhibit A and Exhibit B to this letter, respectively, and are incorporated herein.

     Carolco proposes, among other things, (i) to issue an aggregate of 22,500,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Carolco (to be increased by 4,500,000 additional shares (the "Additional Shares") if the average Trading Price (as defined below) of the Common Stock is below $.50 for the ten trading days after the mailing of the Prospectus) in exchange (the "Exchange") for Securities at an exchange ratio of (a) 1,500 shares of Common Stock for each $1,000 principal amount of 10%

Debentures, subject to increase to 1,800 shares of Common Stock for each $1,000 principal amount of 10% Debentures if the Additional Shares are issued, and (b) 75 shares of Common Stock plus $2.50 cash for each share of Series D Preferred Stock, subject to increase to 90 shares of Common Stock plus $2.50 cash for each share of Series D Preferred Stock if the Additional Shares are issued, excluding in each case the Securities held by Carolco's existing strategic investors, and (ii) to solicit acceptances (the "Prepackaged Plan Solicitation") to the Prepackaged Plan.

     "Trading Price" shall mean, on any day, the last reported sale price of a security on the New York Stock Exchange or, if such security is not listed on the New York Stock Exchange, the last sale price of such security, as reported in a composite published report of transactions which includes transactions on the exchange or other principal markets on which such security is traded or, if there is no such composite report as to any day, the last reported sale price, regular way (or if there is no such reported sale on such day, the average of the closing reported bid and asked prices) on the principal United States securities trading market (whether a stock exchange, NASDAQ or otherwise) on which such security is traded.

     The undersigned, or a representative of the undersigned on its behalf, participated in the negotiation of the terms of the Exchange, and has been provided reasonable access to information relating to Carolco and the proposed Restructuring and adequate opportunity to ask questions and receive answers with respect thereto. The undersigned acknowledges receipt of a copy of the preliminary Prospectus which includes the preliminary Prepackaged Plan as Appendix I.

     The undersigned holder of Securities ("Holder") and Carolco hereby agree, subject to the terms and conditions below, as follows:

     1. Carolco shall use its best efforts to obtain, at the earliest practical date, the effectiveness of the Registration Statement. Promptly upon the effectiveness of the Registration Statement, Carolco shall, in accordance with all applicable laws, commence the Exchange and the Prepackaged Plan Solicitation by furnishing the Prospectus included in the

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Registration Statement in its final form when it is declared effective by the
SEC to the holders of the Securities.

     2. Holder represents and warrants to Carolco that, as of the date hereof, (i) Holder is the beneficial owner of the Securities described below (the "Owned Securities"), (ii) Holder is the registered or record holder of the Owned Securities or, if it is not the registered or record holder, then it has identified below the entity which is the registered or record holder (the "Registered Holder"), and (iii) Holder has full power and authority to vote and consent to matters concerning the Owned Securities and to exchange, assign and transfer the Owned Securities in accordance with the terms of the Exchange pursuant to the Restructuring and to instruct the Registered Holder, if any, to do so.

     3. Holder agrees to (i) vote in favor of the Prepackaged Plan, and (ii) exchange the Owned Securities in the Exchange, pursuant to the terms of the Restructuring described in the Prospectus modified as set forth in this letter. Holder acknowledges that consummation of the Restructuring is conditioned upon the occurrence of certain events, including, without limitation, the events described in the Prospectus.

     4. Holder consents to Carolco's disclosure in the Registration Statement, and any amendment thereto and in related press releases, of Holder's intention to support the Restructuring and agreement to participate in the Exchange.


     5. Holder shall not until November 30, 1993, (i) grant any proxies to any person in connection with the Owned Securities to vote on the Restructuring or the Prepackaged Plan except as is consistent with the intention of Holder as described in paragraph 3 above, or (ii) sell, transfer or otherwise dispose of the Owned Securities.

     6. The Exchange will be made pursuant to the terms and conditions set forth in the final Prospectus which will contain the revised terms of the Restructuring as set forth in this letter.

     7. On or prior to the Expiration Date (as defined in the Prospectus and any supplements thereto), Holder shall deliver to American Stock Transfer & Trust Company (i) a properly completed ballot (form to be provided by Carolco) executed by Holder and, if applicable, by the Registered Holder voting to accept the Prepackaged Plan with respect to the Owned Securities, and (ii) certificate(s) representing the Owned Securities, accompanied by a letter in the form of Exhibit C attached hereto (final form to be provided by Carolco and is not attached hereto).


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     8.   The rights of all parties to this agreement are expressly
conditioned upon the effectiveness of the Registration Statement.

                              HOLDER
                              Name of Entity:  Cumberland Associates


                              By:  /s/Richard Reiss, Jr.
                              Name:  Richard Reiss, Jr.
                              Title:  Managing Partner



                              Owned Securities:
                              (check and complete as appropriate)

                       /X/    $7,000,000 principal amount of 10% Debentures

                      / /      8,000 shares of Series D Preferred Stock

                              Registered Holder of Owned Securities:
                              (If applicable)


                              Morgan Stanley & Co.


Agreed and accepted as of
this 22nd day of June, 1993

CAROLCO PICTURES INC.


By:  /s/Robert W. Goldsmith
Name:  Robert W. Goldsmith
Title:  Senior Vice President









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                                   EXHIBIT A

                    TERMS OF 11.5%/10% REDUCING RATE SENIOR
                        NOTES (THE "NEW SENIOR NOTES")


Issuer:                       Carolco Pictures Inc.

Exchange Ratio:               The New Senior Notes would be issued to the
                              holders of the Company's 14% Senior Notes due
                              1993 (the "14% Notes").  For each $1,000
                              principal amount of outstanding 14% Notes exchanged, a holder will receive $1,000 principal amount of New Senior Notes.

Interest:                     11.5% per annum, payable semi-annually.  In
                              addition, promptly after issuance of the New
                              Senior Notes, holders who exchange their 14%
                              Notes will receive accrued interest on the New
                              Senior Notes from January 1, 1993 until the date of issuance of the New Senior Notes in cash.
                              The interest rate will be reset to 10%
                              commencing on the date Tele-Communications, Inc.
                              makes an equity investment in Carolco of at least $10,000,000.

Maturity:                     Due on the seventh anniversary of issuance.

Mandatory Redemption:         None.

Optional Redemption:          Redeemable at any time, in whole or in part, at
                              the election of the Company, at the following percentages of principal, plus all accrued interest to the redemption date:

                                Prior to the
                               Anniversary of
                                  Issuance              Percent

                                  Third                   95
                                  Thereafter              100

Ranking:                      Senior Indebtedness of the Company.


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Security:                     None.  the New Senior Notes will be general
                              unsecured obligations of Carolco.

Listing: The New Senior Notes will not be listed on any exchange.

Method of Distribution:       The New Senior Notes will be issued to the
                              existing holders of the 14% Notes pursuant to an exchange offer complying with the Securities Act of 1933, as amended, or pursuant to the Prepackaged Plan. The exchange offer will be conditioned upon the holders of 85% aggregate principal amount of each of the 13% Senior
                              Subordinated Notes due 1996 and 14% Notes tendering their notes for exchange pursuant to the respective exchange offer.

































































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                                   EXHIBIT B

            TERMS OF NEW 13%/12% REDUCING RATE SENIOR SUBORDINATED
                  NOTES (THE "NEW SENIOR SUBORDINATED NOTES")


Issuer:                       Carolco Pictures Inc.

Exchange Ratio:               The New Senior Subordinated Notes would be
                              issued to the holders of the Company's 13%
                              Senior Subordinated Notes due 1996 (the "13%
                              Notes"). For each $1,000 principal amount of outstanding 13% Notes exchanged, a holder will receive $1,000 principal amount of New Senior
                              Subordinated Notes.

Interest:                     13% per annum, payable semi-annually.  In
                              addition, promptly after issuance of the New
                              Senior Subordinated Notes, holders who exchange their 13% Notes will receive accrued interest on the New Senior Subordinated Notes from January
                              1, 1993 until the date of issuance of the New
                              Senior Subordinated Notes 50% in cash and 50% in
                              New Senior Subordinated Notes. The interest rate will be reset to 12% commencing on the date
                              Tele-Communications, Inc. makes an equity investment in Carolco of at least $10,000,000;
                              provided, that such reset will not take effect prior to the second anniversary of the date of issuance of the New Senior Subordinated Notes.

Maturity:                     Due on the sixth anniversary of issuance.

Mandatory Redemption:         None.

Optional Redemption:          Redeemable at any time, in whole or in part, at
                              the election of the Company, at the following percentages of principal, plus all accrued interest to the redemption date:


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                                Prior to the
                               Anniversary of
                                  Issuance             Percent

                                   Second                65
                                   Third                 70
                                   Fourth                75
                                   Fifth                 80
                                   Sixth                 85

Ranking:                      Senior to the 13% Notes and junior to Senior
                              Indebtedness of the Company.

Security:                     None.  The New Senior Subordinated Notes will be
                              general unsecured obligations of Carolco.

Listing: The New Senior Subordinated Notes will not be listed on any exchange.


Method of Distribution:       The New Senior Subordinated Notes will be issued
                              to the existing holders of the 13% Notes pursuant to an exchange offer complying with the Securities Act of 1933, as amended, or pursuant to the Prepackaged Plan. The exchange offer will be conditioned upon the holders of 85%
                              aggregate principal amount of each of the 13%
                              Notes and 14% Senior Notes due 1993 tendering their notes for exchange pursuant to the respective exchange offer.